Exhibit 10.18

June 1, 2006

Jeremy Helfand

Dear Jeremy,

This letter sets forth the terms and conditions of your employment with United Online, Inc. (the “Company”).

1.             Position.  You will serve as Executive Vice President, Sales and Chief Sales Officer of the Company.  You will report to me as the Chief Executive Officer of the Company and you agree to devote your full-time attention, skill and efforts to the performance of your duties for the Company.  Your employment with the Company will commence on a date (the “Commencement Date”) to be determined by you, which date will be no later than July 1, 2006.

2.             Salary and Benefits.  You will be paid a salary at the annual rate of $350,000, payable in bi-weekly installments in accordance with the Company’s standard payroll practices, subject to any increases as determined by the Board of Directors of the Company (the “Board of Directors”) from time to time.  You will be eligible to participate in the Company’s employee benefits plans, including its 401(k) plan.  In addition, you will be entitled to participate in the Company’s Exec-U-Care Medical Reimbursement Insurance Plan so long as such plan is made generally available to the Company’s senior executives.  You will be entitled to a minimum of 4 weeks of paid vacation each year or such greater amount as determined in accordance with the Company’s standard vacation policy.  The Company will reimburse you (or pay) for certain relocation expenses as set forth in Exhibit A attached hereto.

3.             Bonus.

a.             Signing Bonus.  Within seven (7) days following the Commencement Date, you will receive a signing bonus (the “Signing Bonus”) equal to $100,000.  In the event your employment with the Company is terminated prior to the one (1)-year anniversary of the Commencement Date (i) by the Company “for cause” (as defined below) or (ii) by you other than as a result of death, “Disability” or for “good reason” (each term as defined below), you will pay the Company the full amount of the Signing Bonus within fourteen (14) days following the date of termination (it being understood that you will only have to pay the net amount of the Signing Bonus (i.e., the full amount of the Signing Bonus less the amount of tax withholdings) if such termination occurs in the same tax year as the payment of the Signing Bonus and the applicable governmental authorities return to the Company the amount of such tax withholdings previously paid thereto).

b.             Annual Bonus.  For fiscal year 2006, you will receive a bonus equal to no less than $175,000.  The bonus amount will be determined by the Compensation Committee of the Board of Directors, and the bonus will be payable no later than March 31, 2007, concurrently with the Company’s payment of fiscal year 2006 bonuses to its other executive officers, provided that you continue to be employed by the Company when such bonuses are paid.  For fiscal years 2007 and 2008, you will be eligible to participate in a bonus program with eligibility for up to 100% of your annual base salary.  The criteria for a bonus for fiscal years 2007 and 2008 and the amounts of such bonuses will be determined by the Board of Directors or a committee thereof.

4.             Restricted Stock Units.  On August 15, 2006, you will be awarded restricted stock units covering 130,000 shares of the Company’s common stock (the “Restricted Stock Units”).  The Restricted Stock Units will be subject to the standard terms and conditions set forth in the applicable stock plan and the Company’s standard form restricted stock unit agreement for employees.  The Restricted Stock Units will contain the following four (4)-year vesting schedule based on your continued employment with the Company: 25% of the underlying shares of the Company’s common stock will vest on each one (1)-year anniversary of August 15, 2006 such that 100% will have vested by the four (4)-year anniversary of such date.  As more fully addressed in the restricted stock unit agreement, outstanding restricted stock units are entitled to receive regularly-scheduled cash dividends the Company declares on its common stock.  Dividends paid on restricted stock units are treated as ordinary income for tax purposes.

Upon the termination of your employment by the Company “without cause” or by you for “good reason” (each term as defined below) prior to December 31, 2008, the vesting of your outstanding Restricted Stock Units will be accelerated by the additional number of shares in which you would have been vested at the time of such termination if you had completed an additional twelve (12) months of service (calculated as if such units vest on a monthly basis).  Such vesting acceleration will be contingent upon your signing the Release referred to in Section 7(b) below.  The standard provisions of the stock plan(s) and related documents applicable to the Restricted Stock Units will provide for certain vesting acceleration in the event of the termination of your employment within the twelve (12)-month period following a change of control of the Company.  In the event all other executives’ employment agreements are modified to provide for vesting acceleration benefits of their existing Restricted Stock Units in anticipation of a change of control (as opposed to only following a change of control), you will be provided with a similar benefit with respect to the Restricted Stock Units referred to herein.  Upon the termination of your employment as a result of death or Disability (as defined below) prior to December 31, 2008, the vesting of your outstanding Restricted Stock Units will be accelerated by the additional number of shares in which you would have been vested at the time of such termination if you had completed an additional twelve (12) months of service (calculated as if such units vest on a monthly basis).  In the event of an inconsistency between the terms set forth in this paragraph and the terms set forth in the applicable stock plan and/or restricted stock unit agreement, the terms set forth in this letter will control; provided, however, that the foregoing will not be construed to diminish the rights that you have under the applicable stock plan and/or restricted stock unit agreement. The provisions of this paragraph will only apply to the Restricted Stock Units referred to herein, although future equity awards may also be covered by this paragraph if so stated in a resolution of the Board of Directors or a committee thereof.

5.             Policies; Procedures; Proprietary Information and Inventions Agreement.  As an employee of the Company, you will be expected to abide by all of the Company’s policies and procedures, including, without limitation, the terms of the Proprietary Information and Inventions Agreement between you and the Company, the Insider Trading Policy, the Code of Ethics and the Employee Handbook, and you agree to execute the foregoing upon commencement of your employment.

6.             At Will Employment.  Notwithstanding anything to the contrary contained herein, your employment with the Company will be “at will” and will not be for any specified term, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause.  Any contrary representations that may have been made to you are superseded by the terms set forth in this letter.  This is the full and complete agreement between you and the Company on this subject.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company.

7.             Termination of Employment

a.             Termination by You.  If you terminate your employment with the Company for any reason, other than as a result of death or Disability or for “good reason” as defined below, all obligations of the Company as set forth in this letter will cease, other than the obligation to pay you for services rendered through the date of termination, to pay you for any accrued but unused vacation days as of the date of termination, and to fulfill its obligations  in accordance with the terms of the applicable stock plan and restricted stock unit agreement.  If you terminate your employment with the Company for “good reason,” as defined below, in addition to the foregoing, the Company will pay you the Separation Payment (as defined below) subject to the conditions set forth in Section 7(b) below, and you will be entitled to the acceleration of vesting provided in Section 4 above.  However, and notwithstanding the termination of your employment by you, you will continue to be obligated to comply with the terms of the Proprietary Information and Inventions Agreement and if applicable, the noncompetition provisions set forth in Section 9 below.

b.             Termination by the Company.  If your employment is terminated by the Company “without cause” as defined below, and subject to the signing of a release, the form of which is attached hereto as Exhibit B (the “Release”), the Company will pay you a separation payment (the “Separation Payment”) calculated as follows: (i) in the event the termination date is on or prior to the one (1) year anniversary of the Commencement Date, the Separation Payment will be an amount equal to one (1) year of your then current annual base salary (and, for the purpose of clarity, the Company acknowledges that you will not be obligated to pay back the Signing Bonus); or (ii) in the event the termination date is between the first anniversary of the Commencement Date and December 31, 2008, the Separation Payment will be an amount equal to one (1) year of your then current annual base salary  plus the Annual Bonus (as defined herein).  For purposes of the immediately preceding sentence, “Annual Bonus” means your then current annual base salary multiplied by the bonus percentage used to calculate the bonus awarded to you for the immediately preceding year and prorated based on the elapsed time between December 31 of the immediately preceding year and the termination date.  Subject to the Code Section 409A deferral period described in Section 7(e) below, if applicable, this Separation Payment will be payable monthly on a pro rata basis over twelve (12) months after such termination.  Payment of this Separation Payment will be contingent on your signing the Release and your compliance with the terms of the Proprietary Information and Inventions Agreement and the noncompetition provisions set forth in Section 9 below.  Upon termination of your employment “without cause,” other than the obligations set forth in the first sentence of Section 7(a) above and the acceleration of vesting provided in Section 4 above, the Company will have no further obligation to you except pursuant to this paragraph.

If your employment is terminated by the Company “with cause” as defined below, the Company will have no further obligation to you under the terms of this letter, other than the obligations set forth in the first sentence of Section 7(a) above.  However, and notwithstanding the termination of your employment by the Company “with cause” or “without cause,” or by you for “good reason,” you will continue to be obligated to comply with the terms of the Proprietary Information and Inventions Agreement and if applicable, the noncompetition provisions set forth in Section 9 below.

You have the right decline to receive a portion of the benefits set forth under Sections 4 and 7 in the event that you determine that the provision of such benefits to you would result in a “parachute payment” as such term is defined in Section 280(G)(b)(2) of the Internal Revenue Code of 1986.

c.             Termination by Death or Disability.  If your employment is terminated as a result of your death, the Company will be obligated to pay your estate or beneficiaries (as the case may be) for services rendered by you for the Company through the date of your death.  If your employment is terminated as a result of your Disability, as defined below, the Company will be obligated to pay you for services rendered by you for the Company through the date of your termination.  In the event of termination of your employment due to death or Disability, you, your estate or your beneficiaries, as appropriate, will be entitled to the acceleration benefits set forth in Section 4.  The provisions of this Section 7(c) will not affect or change the rights or benefits to which you are otherwise entitled under the Company’s benefits plans or otherwise.

d.             Definitions.

For purposes of this letter, “good reason” means:

(i)                   a reduction in your base salary without your prior written consent;

(ii)                a material reduction in your position, duties or responsibilities, without your prior written consent;

(iii)             a change in your place of employment which is not within a 50-mile radius of the following address, without your prior written consent: 21301 Burbank Boulevard, Woodland Hills, CA 91367, or

(iv)          any material breach by the Company of the terms of this letter which is not cured by the Company within fifteen (15) days following receipt of written notice thereof.

For purposes of this letter, “with cause” means the extreme cases in which you commit, or fail to perform, of any one or more of the following acts:

(i)               willfully damaging of the property, business, business relationships, reputation or goodwill of the Company or its subsidiaries;

(ii)                commission of a felony or a misdemeanor involving moral turpitude;

(iii)             theft, dishonesty, fraud or embezzlement;

(iv)            willfully violating any rules or regulations of any governmental or regulatory body that is or is reasonably expected to be injurious to the Company or its subsidiaries;

(v)               the use of alcohol, narcotics or other controlled substances to the extent that it prevents you from efficiently performing services for the Company or its subsidiaries;

(vi)            willfully injuring any other employee of the Company or its subsidiaries;

(vii)         willfully injuring any person in the course of performance of services for the Company or its subsidiaries;

(viii)      disclosing to a competitor or other unauthorized persons confidential or proprietary information or secrets of the Company or its subsidiaries;

(ix)              solicitation of business on behalf of a competitor or a potential competitor of the Company or its subsidiaries;

(x)                 harassment of any other employee of the Company or its subsidiaries or the commission of any act which otherwise creates an offensive work environment for other employees of the Company or its subsidiaries;

(xi)              failure for any reason within fifteen (15)  days after receipt by you of written notice thereof from the Company, to (a) use your good faith best efforts to correct, cease or otherwise alter any insubordination, failure to comply with instructions, inattention to or neglect of important  duties to be performed by you or other act or omission to act that does or may adversely affect the business or operations of the Company or its subsidiaries or (b) otherwise use your best efforts to follow the reasonable and good faith written direction of the Board of Directors consistent with the scope of your duties;

(xii)           breach of any material term of this letter and failure to cure within fifteen (15) days of written notice; or

(xiii)        any other act of gross misconduct, which may include, without limitation, the violation of an important Company policy, that is determined to constitute “cause” in the good faith discretion of the Board of Directors.

For purposes of this letter, “without cause” means any reason not within the scope of the definition of the term “with cause.”

For purposes of this letter, “Disability” means your inability to engage in any substantial gainful activity necessary to perform your duties as Chief Sales Officer by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than twelve (12) months.

e.             Code Section 409A Deferral Period.  Notwithstanding any provision to the contrary in this letter, no payment or distribution under this letter which constitutes an item of deferred compensation under Section 409A of the Internal Revenue Code (the “Code”) and becomes payable by reason of your termination of employment with the Company will be made to you prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is defined in Treasury Regulations issued under Code Section 409A) or (ii) the date of your death, if you are deemed at the time of such separation from service to be a “key employee” within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2).  Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Section 7(e) (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to you in a lump sum, and any remaining payments due under this letter will be paid in accordance with the normal payment dates specified for them herein.

8.             Withholding Taxes.  All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

9.             Noncompetition Covenants.  Until one (1) year after termination of your employment with the Company for any reason, so long as you are receiving the Separation Payment, you will not, at any place in any county, city or other political subdivision of the United States in which the Company or its subsidiaries is engaged in business or providing its services:

a.             directly or indirectly design, develop, manufacture, market or sell any product or service which is in competition with the products or services of the Company or its subsidiaries; or

b.             directly or indirectly own any interest in, control, be employed by or associated with or render advisory, consulting or other services (including but not limited to services in research) to any person or entity, or subsidiary, subdivision, division or joint venture of such entity in connection with the design, development, manufacture, marketing or sale of a product or service which is in competition with the products or services of the Company or its subsidiaries; provided, however, that nothing in this letter will prohibit you from owning less than one percent (1%) of the equity interests of any publicly held entity.

10.           Entire Agreement.  This letter, together with the Proprietary Information and Inventions Agreement, any Company handbooks and policies in effect from time to time and the applicable stock option plan and restricted stock unit agreement, contains all of the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company.  If any provision of this letter is held by an arbitrator or a court of competent jurisdiction to conflict with any federal, state or local law, or to be otherwise invalid or unenforceable, such provision shall be construed in a manner so as to maximize its enforceability while giving the greatest effect as possible to the parties’ intent.  To the extent any provision cannot be construed to be enforceable, such provision will be deemed to be eliminated from this letter and of no force or effect and the remainder of this letter will otherwise remain in full force and effect and be construed as if such portion had not been included in this letter.  This letter is not assignable by you.  This letter may be assigned by the Company to its subsidiaries or to successors in interest to the Company or its lines of business.

11.           Amendment and Governing Law.  This letter may not be amended or modified except by an express written agreement signed by you and the Chief Executive Officer of the Company.  The terms of this letter and the resolution of any disputes will be governed by California law, and venue for any disputes will be in Los Angeles, California.

12.           Term.  This letter will expire on December 31, 2008, except Sections 6, 9, 10, 11, and 12 will survive such expiration.  The expiration of this letter will not affect any right to Separation Payments or benefits based on an event which occurred on or before December 31, 2008.  Following the expiration of this letter, your employment with the Company will continue to be “at will.”

We look forward to working with you.  You may indicate your agreement with these terms by signing and dating this letter.  This letter is contingent upon the successful completion of a background investigation.

If you have any questions, please call the undersigned.

Very truly yours,

UNITED ONLINE, INC.

By:	/s/ MARK R. GOLDSTON
Name:	Mark R. Goldston
Title:	Chairman & Chief Executive Officer

I have read the foregoing and accept the terms set forth in this letter:

/s/ JEREMY HELFAND
Jeremy Helfand

Dated: June 1, 2006

Exhibit A

RELOCATION PACKAGE

The Company will reimburse you (or pay) for reasonable expenses incurred in moving your household goods from Baltimore, Maryland to the greater Los Angeles, California area, including up to two vehicles, storage (if necessary), packing and unpacking.  The Company will also reimburse you (or pay) for reasonable expenses incurred in connection with up to four (4) house-hunting trips taken by you and your immediate family to the greater Los Angeles, California area, including tours of specific areas, costs of hotels, and meals.  In addition, the Company will reimburse you (or pay) for three (3) months of temporary furnished housing (and up to three (3) additional months if your current house in Baltimore, Maryland has not sold by the end of the initial three (3)-month period) and up to two (2) points on a mortgage loan for the purchase of a home in the greater Los Angeles, California area.  In addition, the Company will reimburse you for realtor sales commissions paid by you in connection with the sale of your current house in Baltimore, Maryland.  To the extent possible, the Company will structure such reimbursement and payments to minimize the tax ramifications to you, if any.  To the extent you are taxed for any of such matters, the Company will pay you such amounts as are necessary to cover such taxes.

The Company, in its sole discretion, may determine the reasonableness of any particular item or service, and may decline to reimburse or pay for expenses it finds unreasonable.  The Company will not pay for relocation costs incurred more than six (6) months after the Commencement Date.

Exhibit B

RELEASE

[to be attached]

EXHIBIT B
[FORM OF]

RELEASE AND WAIVER OF CLAIMS

In consideration of the severance payments and other benefits to which I have become entitled, pursuant to that certain letter agreement between United Online, Inc., a Delaware corporation (the “Company”), and myself dated       ,       (the “Employment  Agreement”), in connection with the termination of my employment on this date, I,           hereby furnish the Company with the following release and waiver (“Release and Waiver”).

I hereby release and forever discharge the Company, its officers, directors, agents, employees, stockholders, successors, assigns and affiliates from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising from or relating to my employment with the Company and the termination of that employment, including (without limitation) claims of wrongful discharge, emotional distress, defamation, fraud, breach of contract, breach of the covenant of good faith and fair dealing, discrimination claims based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, as amended, the California Fair Employment and Housing Act, the Federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”),  the Americans with Disability Act,  contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock grants, stock options, vesting acceleration, vacation pay, fringe benefits, severance pay or any other form of compensation (other than the payments, rights, benefits and indemnification to which I am entitled under the express provisions of the Employment Agreement, my vested rights under the Company’s Code Section 401(k) Plan and any workers’ compensation benefits under any Company workers’ compensation insurance policy or fund).

In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

I understand and agree that the Company has no obligation to provide me with any severance benefits under my Employment Agreement unless I execute the Release.  I also understand that I have received or will receive, regardless of the execution of the Release, all wages owed to me together with any accrued but unused vacation pay, less applicable withholdings and deductions, earned through my termination date.

This Release and Waiver does not pertain to any claims which may subsequently arise in connection with the Company’s default in any of its severance payment or indemnification obligations under the Employment Agreement.  I also understand that nothing in the Release shall prohibit me from exercising legal rights that are, as a matter of law, not subject to waiver such as: (a) my rights under applicable workers’ compensation laws; (b) my right, if any, to seek unemployment benefits; and (c) my right to file a charge with the Equal Opportunity Commission (EEOC) challenging the validity of my waiver of claims under the ADEA.

Any controversy or any claim arising out of or relating to the interpretation, enforceability or breach of the Release shall be settled by arbitration in accordance with the employment arbitration rules of the American Arbitration Association or any successor hereto; provided, however, that the arbitrator shall not be empowered to add to, subtract from, or modify, alter or amend the terms of the Release, and the cost of such arbitration shall be borne by the Company.

I acknowledge that, among other rights subject to his Release and Waiver, I am hereby waiving and releasing any rights I may have under ADEA, that this release and waiver is knowing and voluntary, and that the consideration given for this release and waiver is in addition to anything of value to which I was already entitled as an executive of the Company.  I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that:  (a) the release and waiver granted herein does not relate to claims which may arise after this release and waiver is executed; (b) I have the right to consult with an attorney prior to executing this release and waiver (although I may choose voluntarily not to do so); and if I am over 40 years old upon execution of this (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this release and waiver (although I may choose voluntarily to execute this release and waiver earlier); (d) I have seven (7) days following the execution of this release and waiver to revoke my consent to this release and waiver; and (e) this release and waiver shall not be effective until the seven (7)-day revocation period has expired.

Date: , 20
EXECUTIVE